Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. on Form S-8 (File Nos. 333-210295, 333-222238, 333-226909, 333-231471 and 333-256394) and Form S-3 (File No. 333-217215, 333-253072 and 333-256175) of our report dated March 16, 2023, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the three years in the period ended December 31, 2022 and our report dated March 16, 2023 with respect to our audit of internal control over financial reporting of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2022, which reports are included in this Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 16, 2023